Exhibit 17.1

May 7, 2020

Wealthbridge Acquisition Limited

Unit B, 17/F Success Commercial Building

245-251 Hennessy Road

Wanchai, Hong Kong

Attn: Board of Directors

Re:	Resignation

To the Board of Directors of
Wealthbridge Acquisition Limited

I hereby resign as the Chief Operating Officer of Wealthbridge Acquisition Limited, effective as of the date hereof.

Very truly yours,

/s/ Ray Chen
Ray Chen